EXHIBIT 99.1

NEWS RELEASE
NABORS POSTS RECORD YEAR WITH A 63% INCREASE IN NET INCOME
Hamilton, Bermuda, February 6, 2007, Nabors Industries Ltd. (NYSE: NBR), today announced its preliminary results for the fourth quarter and full year ended December 31, 2006. Adjusted income derived from operating activities1 increased 34% to $391.1 million for the fourth quarter of 2006 compared to $292.2 million in the fourth quarter of 2005 and $380.8 million in the third quarter of this year. Net income was $276.1 million ($0.97 per diluted share) for the fourth quarter of 2006 compared to $210.6 million ($0.64 per diluted share) in the fourth quarter of 2005 and $292.8 million ($1.02 per diluted share) in the third quarter of 2006. Fourth quarter net income included a $12.3 million pre-tax charge relating to the retirement of various assets, primarily in the Company’s Canadian workover and US Lower 48 land drilling operations, partially offset by $4 million gain from insurance proceeds resulting from damage caused by Hurricane Rita. For the full year ended December 31, 2006, adjusted income derived from operating activities rose by 70% to approximately $1.5 billion, compared to $879.8 million in 2005. Net income for the full year 2006 was $1.1 billion ($3.53 per diluted share) compared to $648.7 million ($2.00 per diluted share) in 2005. As previously announced, the Company is conducting a voluntary further review of its historical stock option award practices. The results today are preliminary and subject to change based upon the outcome of the review.
Gene Isenberg, Nabors’ Chairman and CEO, commented on the Company’s results. “Our results for 2006 set all-time records in virtually every financial and operational metric. All six of our rig operating units achieved record levels of performance except Alaska, driving the Company’s achievements. When combined with the record results of our Other Operating Segments, we achieved aggregate operating income of $1.5 billion, which for the first time delivered net income in excess of $1 billion. Most importantly, Nabors generated opportunities to increase its average capital employed by $1.75 billion during the year, maintaining a 22% return which should underpin future growth.
Our US Lower 48 land drilling business showed the largest increase in results, followed by our US Well Servicing and International units. Canada and our US Offshore businesses both posted very sizable annual increases even though Canada was dampened considerably by a disappointing fourth quarter. All but one of the various logistics, manufacturing and technology businesses that comprise our Other Operating Segments also contributed significantly with large increases over the prior year. Alaska posted a very modest increase, although this is just the beginning of what promises to be a very strong 2007 and beyond.

[1]	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting.”

Our fourth quarter results were satisfactory, especially considering the dismal market in Canada where rapidly weakening market conditions during the quarter were compounded by the weather induced delays that inhibited the start of the winter drilling season. This unit actually experienced a small decrease sequentially in what should have otherwise been a sharp seasonal increase as fourth quarter results were well below our expectations. Our International and Alaskan operations posted sizable improvements over the third quarter on the strength of higher average activity and pricing, both of which should continue for the foreseeable future. Our US Offshore unit also achieved a sequential increase, but more modest than anticipated as certain projects were deferred into the new year. Our US Lower 48 land drilling unit was down slightly, averaging one less rig year on modestly higher average margins. US Well Servicing saw slightly lower results as we experienced the customary fourth quarter market softness as a result of the holiday season and shorter daylight hours. We continue to see interest in our multiple new rig designs with awards for eight new built for purpose rigs obtained during the quarter, four in the US Lower 48, two internationally and two helicopter transportable rigs in Alaska.
Our International operations are beginning to demonstrate the extraordinary upside we have been anticipating as existing contracts roll-over at much higher current market rates and a large volume of contracted and prospective new rig requirements materialize. Fourth quarter operating income for this unit increased by over 91% when compared to the fourth quarter of 2005, and improved approximately 14% over the sequential quarter. We expect future quarters to show even larger increases, culminating in a near doubling of this unit’s results in 2007. While impressive, this still only represents a portion of this unit’s longer-term potential. Rate increases are expected to account for approximately 40% of the year’s planned incremental income, with the remaining 60% coming from incremental rig deployments. While the rate increase component is sizable, it represents less than one-third of the differential between current contracts and market rates, the balance of which should be realized in subsequent years as long-term contracts renew. The increased volume is a result of a full year’s contribution from the 25 rigs that started-up during the year, netting only 12.6 rig years in 2006, combined with the 10 contracted rigs deploying in 2007, which should yield 7.4 rig years. Included in these 2007 deployments are two new rig awards from two different operators received during the fourth quarter. We expect these rigs to deploy during the second quarter, one to Central Siberia and the other to Argentina. The growth prospects for this unit beyond 2007 are equally impressive given the remaining pricing differential yet to be realized and the potential for additional new built rigs from the strong bid flow we continue to receive.
Another bright spot in our outlook is our Alaskan drilling subsidiary and our Alaskan joint venture companies, where we expect to see a doubling of our combined year-over-year results, albeit from a relatively small 2006 number. Activity is finally picking up sharply with the commencement of several new projects by major operators in existing fields, and an influx of multiple independent operators embarking on both additional exploratory prospects and development of recent new discoveries. Nabors recently secured term contracts from two operators for two new built heli-transportable rigs which will be conducting exploratory drilling in remote areas of the North Slope.
Our US Well Servicing business continues to post solid results based on high fleet utilization, a full year’s realization of last July’s price increase, and incremental contribution from the steady pace of new rig deployments through 2008. These effects indicate a solid improvement in 2007 absent any further price increase. However, we expect the first quarter to be relatively flat compared to the sequential quarter as recent ice storms in the mid-continent and California have hampered activity.
Our US Offshore unit also posted a strong year-over-year increase in its results, largely on the strength of much higher average rates and a small increase in activity. These results were achieved even though this unit exported five of its rigs to international projects during 2006. We anticipate this business to achieve a more than 30% increase in its results for 2007, primarily derived from a continued strong pricing environment and a full year’s contribution from three new SuperSundowner rigs that were deployed in the second half of 2006, and two new very high end barge rigs that will commence in the first and third quarters.

In our US Lower 48 Land Drilling unit we secured four additional new rig commitments from a key customer in the fourth quarter, bringing the total number of new rigs for this unit to 80 since early 2005. New rig deliveries continued to be delayed, with only 22 rigs deploying since late 2005, contributing less than 8 rig years during 2006 compared to our beginning of the year expectation of 33 rigs and 24 rig years. We expect the remaining 58 new rigs to commence before the end of 2007 contributing 31 rig years along with 14 incremental rig years from the 2006 deployments totaling 53 rig years attributable to new rigs in 2007 with the remaining 27 rig years to be realized in 2008.
We recently began to see a weakening in market conditions in several of our US Lower 48 operating areas and we are uncertain as to what extent industry rig counts and rig rates will be affected. To date we have seen the number of idle rigs in our fleet increase from 11 at the end of the third quarter to 41 at the end of January 2007. Nearly half of these rigs are located in Oklahoma and Western Arkansas, with the balance spread across our other ten operating districts. Our East Texas, North Texas and Rocky Mountain districts are currently the least affected. Leading edge pricing has been contracting, but is generally still yielding margins that are above this quarter’s average. However, based upon recent actions by certain competitors, especially in the lower end of the rig market, we anticipate that a more significant reduction in spot market rates is likely in some areas. Regardless of the extent to which this develops, any downside effects on Nabors should be substantially mitigated by the extent of term contracts covering our existing operating fleet, which currently represents nearly 60% of this year’s forecasted gross margin.
As previously announced, the Company is conducting a voluntary further review of its historical stock option award practices. The review is being overseen by the Company’s outside directors, who have retained outside counsel to assist in the review. The review is not yet complete. Accordingly, the Company has not yet determined whether it will be required to record additional noncash stock based compensation expense related to historical stock option awards and associated tax expenses. These preliminary financial results, related financial statements and guidance set forth above do not include any additional charges and are subject to adjustment based upon the results of the internal review. The Company voluntarily contacted the Securities and Exchange Commission (“SEC”) immediately following publication of a media article concerning the Company’s historical compensation practices. The Company has received an informal inquiry letter from the SEC and intends to cooperate fully with any SEC review.
Despite the muted results of the fourth quarter and a more tempered outlook for 2007, we still expect to achieve another record year, generally in-line with the more than 20% increase implied by consensus estimates. This healthy outlook stems from the limited downside in our US Land Drilling unit, new rig deployments, and the magnitude of price increases yet to be realized throughout our International, US Offshore and Alaskan rig operations. Any contraction in North American gas drilling will in all likelihood be shallow and brief given the rapid self-correcting mechanisms present in today’s marketplace.”

The Company will post a group of slides on its website coincident with this release for interested investors to utilize in following the review of our business results and outlook during a conference call to be conducted, tomorrow Wednesday, February 7, 2006, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The call can be accessed on our website at www.nabors.com, or through First Call at www.firstcallevents.com. The slides can be viewed or downloaded by going to “Investor Information” and then to “Events Calendar”.
The Nabors companies own and operate over 600 land drilling and approximately 800 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 48 platform rigs, 22 jack-up units and five barge rigs in the United States, Canada and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission, and including uncertainties associated with the outcome of the review of historical stock option award practices described above. As a result of these factors, Nabors actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at (441) 292-1510 or via email at dan.mclachlin@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2006	2005	2006	2006	2005
Revenues and other income:
Operating revenues	$1,293,758	$1,017,589	$1,244,478	$4,820,162	$3,459,908
Earnings (losses) from unconsolidated affiliates	1,070	(1,627)	5,706	20,545	5,671
Investment income	34,254	30,886	37,155	102,007	85,430

Total revenues and other income	1,329,082	1,046,848	1,287,339	4,942,714	3,551,009

Costs and other deductions:
Direct costs	690,631	567,505	670,326	2,569,800	1,997,267
General and administrative expenses	98,899	65,648	93,769	369,295	249,973
Depreciation and amortization	104,236	78,795	97,556	371,127	291,638
Depletion	9,919	11,849	7,731	38,580	46,894
Interest expense	12,603	11,582	13,735	46,561	44,847
Losses on sales of long-lived assets, impairment charges and other expense (income), net	12,344	22,662	4,284	24,873	46,440

Total costs and other deductions	928,632	758,041	887,401	3,420,236	2,677,059

Income before income taxes	400,450	288,807	399,938	1,522,478	873,950

Income tax expense:
Current	91,509	6,246	20,377	231,860	30,517
Deferred	32,873	71,942	86,810	231,603	194,738

Income tax expense	124,382	78,188	107,187	463,463	225,255

Net income	$276,068	$210,619	$292,751	$1,059,015	$648,695

Earnings per share (1) (2):
Basic	$1.00	$.67	$1.05	$3.65	$2.08
Diluted	$.97	$.64	$1.02	$3.53	$2.00

Weighted-average number of common shares outstanding (1):
Basic	276,003	314,904	277,553	290,241	312,134

Diluted	284,508	327,536	286,544	299,921	324,378

Adjusted income derived from operating activities (3)	$391,143	$292,165	$380,802	$1,491,905	$879,807

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	On December 13, 2005, our Board of Directors approved a two-for-one stock split of our common shares to be effectuated in the form of a stock dividend. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006. All common share and per share amounts have been restated to reflect the effect of the stock split.

(3)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(In thousands, except ratios)	2006	2006	2005
ASSETS
Current assets:
Cash and short-term investments	$1,140,016	$1,273,422	$1,423,525
Accounts receivable, net	1,116,274	1,098,818	822,104
Other current assets	248,566	418,423	371,679

Total current assets	2,504,856	2,790,663	2,617,308
Long-term investments	513,269	491,404	222,802
Property, plant and equipment, net	5,410,101	4,975,081	3,886,924
Goodwill, net	362,269	369,978	341,939
Other long-term assets	351,808	301,702	161,434

Total assets	$9,142,303	$8,928,828	$7,230,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$767,912
Other current liabilities	854,360	747,174	584,544

Total current liabilities	854,360	747,174	1,352,456
Long-term debt	4,004,074	4,003,545	1,251,751
Other long-term liabilities	748,851	894,977	868,060

Total liabilities	5,607,285	5,645,696	3,472,267
Shareholders’ equity	3,535,018	3,283,132	3,758,140

Total liabilities and shareholders’ equity	$9,142,303	$8,928,828	$7,230,407

Cash, short-term and long-term investments	$1,653,285	$1,764,826	$1,646,327

Funded debt to capital ratio: (1)
- Gross	0.50 : 1	0.51 : 1	0.32 : 1
- Net of cash and investments	0.37 : 1	0.37 : 1	0.08 : 1
Interest coverage ratio: (2)	40.3 : 1	38.3 : 1	26.1 : 1

(1)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and marketable and non-marketable securities. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital.

(2)	The interest coverage ratio is computed by calculating the sum of income before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2006	2005	2006	2006	2005
Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$496,992	$392,101	$498,173	$1,890,302	$1,306,963
U.S. Land Well-servicing	185,965	136,550	188,650	704,189	491,704
U.S. Offshore	59,377	33,576	56,219	221,676	158,888
Alaska	34,902	20,886	24,098	110,718	85,768
Canada	172,040	187,037	167,705	686,889	553,537
International	234,973	150,103	195,445	746,460	552,656

Subtotal Contract Drilling (2)	1,184,249	920,253	1,130,290	4,360,234	3,149,516

Oil and Gas (3)	10,623	16,042	9,268	59,431	62,913
Other Operating Segments (4) (5)	167,081	110,910	154,463	626,840	355,278
Other reconciling items (6)	(67,125)	(31,243)	(43,837)	(205,798)	(102,128)

Total	$1,294,828	$1,015,962	$1,250,184	$4,840,707	$3,465,579

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$217,069	$154,003	$219,485	$828,981	$464,570
U.S. Land Well-servicing	53,998	32,602	54,495	201,998	107,728
U.S. Offshore	22,621	6,391	17,492	74,234	38,783
Alaska	9,291	2,865	2,123	19,040	16,608
Canada	41,411	61,421	42,549	186,935	136,368
International	66,101	34,633	58,145	212,243	135,588

Subtotal Contract Drilling (2)	410,491	291,915	394,289	1,523,431	899,645

Oil and Gas (3)	(3,686)	2,453	(5,101)	4,065	10,194
Other Operating Segments (4) (5)	17,285	15,473	20,882	77,203	34,966
Other reconciling items (7)	(32,947)	(17,676)	(29,268)	(112,794)	(64,998)

Total	391,143	292,165	380,802	1,491,905	879,807
Interest expense	(12,603)	(11,582)	(13,735)	(46,561)	(44,847)
Investment income	34,254	30,886	37,155	102,007	85,430
Losses on sales of long-lived assets, impairment charges and other income (expense), net	(12,344)	(22,662)	(4,284)	(24,873)	(46,440)

Income before income taxes	$400,450	$288,807	$399,938	$1,522,478	$873,950

Rig activity:
Rig years: (8)
U.S. Lower 48 Land Drilling	256.2	247.5	257.3	255.5	235.9
U.S. Offshore	16.8	14.0	16.0	16.4	15.6
Alaska	10.0	8.3	9.3	8.6	7.1
Canada	49.4	64.8	52.9	53.3	53.0
International (9)	107.8	85.5	100.8	97.1	82.3

Total rig years	440.2	420.1	436.3	430.9	393.9

Rig hours: (10)
U.S. Land Well-servicing	302,967	297,447	322,445	1,256,141	1,216,453
Canada Well-servicing	86,210	103,452	91,047	360,129	367,414

Total rig hours	389,177	400,899	413,492	1,616,270	1,583,867

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(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes Earnings (losses), net from unconsolidated affiliates, accounted for by the equity method, of $(1.8) million, $(2.0) million and $1.1 million for the three months ended December 31, 2006 and 2005 and September 30, 2006, respectively, and $4.0 million and $(1.3) million for the year ended December 31, 2006 and 2005, respectively.

(3)	Represents our oil and gas exploration, development and production operations.

(4)	Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5)	Includes Earnings (losses), net from unconsolidated affiliates, accounted for by the equity method, of $2.9 million, $.37 million and $4.6 million for the three months ended December 31, 2006 and 2005 and September 30, 2006, respectively, and $16.5 million and $7.0 million for the year ended December 31, 2006 and 2005, respectively.

(6)	Represents the elimination of inter-segment transactions.

(7)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended December 31, 2006, 2005 and September 30, 2006, and 4.0 years and 3.9 years during the year ended December 31, 2006 and 2005, respectively.

(10)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2006	2005	2006	2006	2005
Net income (numerator):
Net income — basic	$276,068	$210,619	$292,751	$1,059,015	$648,695
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted net income — diluted	$276,068	$210,619	$292,751	$1,059,015	$648,695

Earnings per share:
Basic	$1.00	$.67	$1.05	$3.65	$2.08
Diluted	$.97	$.64	$1.02	$3.53	$2.00

Shares (denominator): (4)
Weighted-average number of shares outstanding — basic (5)	276,003	314,904	277,553	290,241	312,134
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	8,505	10,534	8,991	9,540	10,146
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	2,098	—	140	2,098

Weighted-average number of shares outstanding — diluted	284,508	327,536	286,544	299,921	324,378

1-4

(1)	Diluted earnings per share for the three months and year ended December 31, 2006 does not include any incremental shares issuable upon the exchange of the $2.75 billion 0.94% senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $45.83 on the last trading day of the quarter, which did not occur during the three months ended December 31, 2006 and September 30, 2006 and the year ended December 31, 2006. The $2.75 billion notes were issued during the quarter ended June 30, 2006 and had no effect on prior period’s earnings per share calculation.

(2)	Diluted earnings per share for the three months and year ended December 31, 2006 and the three months ended September 30, 2006 excludes approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of the $82 million zero coupon convertible senior debentures. Diluted earnings per share for the three months and year ended December 31, 2005 excludes approximately 17.0 million potentially dilutive shares initially issuable upon the conversion of these debentures. Such shares did not impact our calculation of diluted earnings per share for those quarters, as we are required to pay cash up to the principal amount of any debentures converted. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $49.

(3)	Diluted earnings per share for the three months ended December 31, 2006 and September 30, 2006 does not include any incremental shares issuable upon the exchange of the $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $35.05 on the last trading day of the quarter. This was the case for the quarters ended March 31, 2006 and December 31, 2005 and is therefore included in the weighted-average number of shares outstanding in our diluted earnings per share calculation for the year ended December 31, 2006 and December 31, 2005.

(4)	On December 13, 2005, our Board of Directors approved a two-for-one stock split of our common shares to be effectuated in the form of a stock dividend. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006. All common share and per share amounts have been restated to reflect the effect of the stock split.

(5)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, respectively: 275.8 million and .2 million shares for the three months ended December 31, 2006; 314.6 million and .3 million shares for the three months ended December 31, 2005; 277.4 million and .2 million shares for the three months ended September 30, 2006; 290.0 million and .2 million shares for the year ended December 31, 2006 and 311.7 million and ..4 million shares for the year ended December 31, 2005. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.

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